Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 16, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Rambus Inc., which is incorporated by reference in Rambus Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 29, 2005